Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CCH II, LLC:
We consent to the use of our report dated February 27, 2006, with respect to the consolidated balance sheets of CCH II, LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to the Company’s adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, effective September 30, 2004, and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123, effective January 1, 2003.
/s/ KPMG LLP
St. Louis, MO
May 23, 2006